Exhibit 10.5

SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Second Amendment (the “Amendment”) to Executive Employment Agreement is made and entered into as of this 3rd day of April, 2023 (the “Amendment Date”), by and between Leap Therapeutics, Inc., a Delaware corporation (the “Company”), and John Mark O’Mahony (hereinafter, the “Executive”).

WITNESSETH:

WHEREAS, the Company currently employs the Executive as the Chief Manufacturing Officer of the Company pursuant to that certain Executive Employment Agreement, dated as of April 10, 2020, between the Company and the Executive (the “Agreement”).

WHEREAS, the Company desires to amend the terms of the Agreement effective as of the Amendment Date, on the terms herein described.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:

1.Amendment of Section 1(r). The Agreement is hereby amended by deleting Section 1(r) thereof and replacing it with the the following:

“(r)“Severance Amount” shall mean an amount equal to one hundred percent (100%) of the Executive’s annualized Base Salary, as in effect immediately prior to the Termination Date.”

2.Amendment of Section 6(e).  The Agreement is hereby amended by deleting Section 6(e) thereof and replacing it with the following:

“(e)Termination Without Cause or Resignation With Good Reason. The Company may terminate the Term of Employment without Cause, and the Executive may terminate the Term of Employment for Good Reason, at any time upon written notice, and upon compliance with Section 6(g) below. If the Term of Employment is terminated by the Company without Cause (other than due to the Executive’s death or Disability) or by the Executive for Good Reason, the Executive shall be entitled to the following:

(i)The Accrued Obligations, payable as and when those amounts would have been paid had the Term of Employment not ended;

(ii)The Severance Amount, payable in equal installments consistent with the Company’s normal payroll schedule over the twelve (12) month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date; and

(iii)Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and her qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for twelve (12) months (or, if less, for the duration that such COBRA coverage is available to Executive), payable in equal installments consistent with the Company’s normal payroll schedule over the twelve (12) month period beginning with the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date.”

3.Amendment of Section 6(l).  The Agreement is hereby amended to by deleting Section 6(l) thereof and replacing it with the following:

“(l)Other Instances of Termination Following a Change in Control of the Company. If the Executive’s employment is terminated by the Company (or any entity to which the obligations and benefits under this Agreement have been assigned, pursuant to Section 10) without Cause or by the Executive for Good Reason at any time during the one-year period immediately following a Change in Control, then the Executive shall be entitled to the same payments, rights and benefits described in Section 6(e) as if such termination had been a termination by the Company or the Executive under Section 6(e), subject to the following enhancements:

(i)The Severance Amount will be increased to one hundred twenty-five percent (125%) of the Executive’s annualized Base Salary, as in effect immediately prior to the Termination Date, and will be paid in a single lump-sum payment on the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date (rather than in installments over twelve (9) months);

(ii)Provided that the Executive timely elects continued coverage under COBRA, the Company will reimburse the Executive for the monthly COBRA cost of continued health and dental coverage of the Executive and his qualified beneficiaries paid by the Executive under the health and dental plans of the Company, less the amount that the Executive would be required to contribute for health and dental coverage if the Executive were an active employee of the Company, for fifteen (15) months (or, if less, for the duration that such COBRA coverage is available to Executive), paid in a single lump-sum payment on the first regularly scheduled payroll date that occurs more than thirty (30) days following the Termination Date (rather than in installments over twelve (12) months); and

(iii)The Executive shall have a period of up to two years after any termination to which the provisions of this Section 6(l) are applicable to exercise all outstanding Equity Awards.”

4.Ratification.  Except to the extent expressly amended by this Amendment, all of the terms, provisions and conditions of the Agreement are hereby ratified and confirmed and shall remain in full force and effect. The term “Agreement”, as used in the Agreement, shall henceforth be deemed to be a reference to the Agreement as amended by this Amendment.

5.Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

6.Section Headings. The article, section and paragraph headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

7.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first above written.

COMPANY:

LEAP THERAPEUTICS, INC.

By:
Name:	Douglas E. Onsi
Title:	President & CEO

EXECUTIVE:

Name:	John Mark O’Mahony